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Annual Statement of Compliance

On November 1, 2021, Wells Fargo Bank, N.A. and certain of its affiliates sold substantially all its Corporate Trust Services business to Computershare Trust Company, N.A. ("Computershare Trust Company"), Computershare Delaware Trust Company, and Computershare Limited. During the calendar year ending December 31, 2025, for most transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. did not transfer its roles, and the duties, rights, and liabilities for such roles for such transactions to Computershare Trust Company or an affiliate and performed virtually all of its obligations through Computershare Trust Company as its agent. During the calendar year ending December 31, 2025, for the remaining transactions listed on Schedule I hereto, Wells Fargo Bank, N.A. transferred its roles, and the duties, rights and liabilities for such roles under the relevant transaction agreements to Computershare Trust Company (the "2025 Transferred Role(s) Transactions"). Prior to the date of transfer for the 2025 Transferred Role(s) Transactions, Wells Fargo Bank, N.A. remained in the related role and performed virtually all its obligations through Computershare Trust Company as its agent. On and after the date of transfer for the 2025 Transferred Role(s) Transactions, Computershare Trust Company assumed the roles under the related agreements for such transactions. For each transaction listed thereon, Schedule I hereto identifies the Reporting Period for which Wells Fargo Bank, N.A. remained in the related role (performing virtually all its obligations through Computershare Trust Company as its agent). Computershare Trust Company’s obligations as agent for Wells Fargo Bank, N.A. are set forth in a servicing agreement between the parties.

For each transaction and the applicable Servicing Agreement listed and described on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity(ies) as listed on Schedule I ("Wells Fargo"), hereby certifies either (i) as of and for the year ending December 31, 2025 (the "Full-Year Reporting Period") or (ii) as of and for the portion of the Full-Year Reporting Period as set forth under the "Reporting Period" column on Schedule I hereto, (the "Partial-Year Reporting Period", together with the Full-Year Reporting Period, the "Reporting Period"), in each case as applicable, as follows:

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement, including a review of the activities and performance of its agent Computershare Trust Company during the Reporting Period, has been made under such officer’s supervision; and

(b)      To the best of such officer’s knowledge, based on such review, Wells Fargo, either directly, or through its agent Computershare Trust Company, has fulfilled all its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 23, 2026

/s/ Melissa Turcios	/s/ Robin A. Phelan
Melissa Turcios	Robin A. Phelan
Vice President	Vice President

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)	Reporting Period
JPMCC Commercial
Mortgage Securities Trust
2019-COR5 Commercial
Mortgage Pass-Through	Pooling and
Certificates, Series 2019-	Servicing		Certificate	01/01/2025 -
COR5	Agreement	06/01/2019	Administrator	12/31/2025

Material Instance(s) of Non-Compliance

List of exemptions for JPMCC Commercial Mortgage Securities Trust 2019-COR5 Commercial Mortgage Pass-Through Certificates, Series 2019-COR5:

Computershare Trust Company, N.A., as agent for Wells Fargo Bank, National Association, in its capacity as Certificate Administrator, made a distribution on May 15, 2025 (the "May Distribution") to the certificateholders of JPMCC Commercial Mortgage Securities Trust 2019-COR5, Commercial Mortgage Pass-Through Certificates, Series 2019-COR5. The Certificate Administrator was subsequently notified on May 21, 2025 that the distributions due to the Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificateholders were not received on the May 15, 2025 Distribution Date. Upon review, the Certificate Administrator determined that the payments due to the Class E-RR, Class F-RR, Class G-RR and Class H- RR Certificateholders on the May 15, 2025 Distribution Date were not processed as a result of an internal update that set those payments to be manually processed. The impact of the error was limited to the May Distribution.

On May 21, 2025, Computershare processed the payment to the underpaid Classes. In an effort to prevent similar payment errors, Computershare has reinforced its internal control procedures and incorporated enhanced control procedures related to manually processed payments.